EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales, Operating Income and Net Income for the Fourth Quarter and Full Year of Fiscal 2015; Targets Continued Growth in Fiscal 2016

Fourth Quarter and Fiscal 2015 Net Income up 19% and 10% on Operating Income Increases of 28% and 13%

HOLLYWOOD, Fla. and MIAMI, Dec. 15, 2015 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 19% to a record $38.3 million, or 56 cents per diluted share, in the fourth quarter of fiscal 2015, up from $32.1 million, or 48 cents per diluted share, in the fourth quarter of fiscal 2014.  Net income in the fourth quarter of fiscal 2014 includes a benefit of approximately $1.7 million or 3 cents per diluted share, from a net reduction in accrued contingent consideration and impairment losses related to a prior year acquisition.

For the full fiscal year ended October 31, 2015, net income increased 10% to a record $133.4 million, or $1.97 per diluted share, up from $121.3 million, or $1.80 per diluted share, in the fiscal year ended October 31, 2014.  Net income per diluted share for the full fiscal year ended October 31, 2014 includes a net 15 cent benefit from reductions in accrued contingent consideration related to two prior year acquisitions that were partially offset by impairment losses to certain intangible assets and lower than expected operating income at one of the acquired businesses.

Operating income increased 28% to a record $69.0 million in the fourth quarter of fiscal 2015, up from $53.7 million in the fourth quarter of fiscal 2014 and increased 13% to a record $229.7 million in the fiscal year ended October 31, 2015, up from $203.4 million in the fiscal year ended October 31, 2014.

The Company's consolidated operating margin improved to 21.0% in the fourth quarter of fiscal 2015, up from 18.4% in the fourth quarter of fiscal 2014 and improved to 19.3% in the fiscal year ended October 31, 2015, up from 18.0% in the fiscal year ended October 31, 2014.

Net sales increased 12% to a record $328.7 million in the fourth quarter of fiscal 2015, up from $292.2 million in the fourth quarter of fiscal 2014.  Net sales increased 5% to a record $1,188.6 million in the fiscal year ended October 31, 2015, up from $1,132.3 million in the fiscal year ended October 31, 2014.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's fourth quarter and full fiscal year results stating, "Our record fourth quarter and full fiscal year results reflect the impact of our profitable fiscal 2015 acquisitions, disciplined cost management, continued strong cash flows representing 130% of reported net income, and profitable organic growth within certain product lines of the Flight Support Group and Electronic Technologies Group.

Based on our strong cash flows from operations, the Board of Directors declared a 14% increase in our regular semi-annual cash dividend to 8 cents per share payable on January 19, 2016.  By declaring and raising the semi-annual cash dividend, our Board of Directors' goal is to confirm its continued confidence in HEICO's consistent growth strategies and to continue to reward our shareholders, while retaining sufficient capital to fund our internal growth objectives and acquisition strategies.

Our cash flow remained strong in the fourth quarter of fiscal 2015, with cash flow provided by operating activities totaling $51.6 million.  Our net debt to shareholders' equity ratio was 37.4% as of October 31, 2015, with net debt (total debt less cash and cash equivalents) of $334.0 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  Our net debt to EBITDA ratio was a low 1.20x as of October 31, 2015 compared to 1.23x as of October 31, 2014, despite a very acquisitive year in which we closed six transactions.  We have no significant debt maturities until fiscal 2019 and plan to continue utilizing our financial flexibility to aggressively pursue high quality acquisition opportunities to maximize long-term shareholder returns.

As we look ahead to fiscal 2016, we anticipate net sales growth within the Flight Support Group's product lines that serve the commercial aviation and defense markets and for certain industrial products within our specialty products lines.  We also expect growth within the Electronic Technologies Group compared to fiscal 2015, principally driven by demand for our defense and commercial aerospace products moderated by lower demand for certain of our space related products.  During fiscal 2016, we will continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we are estimating year-over-year growth in both net sales and net income of approximately 8% - 10% over fiscal 2015 levels with our consolidated operating margin approximating 18.5%.  These estimates exclude additional acquired businesses, if any.  Additionally, we anticipate depreciation and amortization expense of approximately $57 million, capital expenditures to approximate $30 million and cash flow from operations to approximate $200 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter and full fiscal year results stating, "The Flight Support Group's fourth quarter and full fiscal year results are highlighted by record net sales and operating income principally reflecting the impact from our fiscal 2015 acquisitions and increased profitability within certain existing product lines.  Further, our fiscal year results reflect continued stable growth and demand within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's net sales increased 12% to a record $218.3 million in the fourth quarter of fiscal 2015, up from $194.8 million in the fourth quarter of fiscal 2014.  The increase mostly reflects net sales contributed by our fiscal 2015 acquisitions.

The Flight Support Group's net sales increased 6% to a record $809.7 million in the fiscal year ended October 31, 2015, up from $762.8 million in the fiscal year ended October 31, 2014.  The increase reflects net sales contributed by our fiscal 2015 acquisitions as well as additional net sales in our aftermarket replacement parts and repair and overhaul services product lines principally from new product and service offerings.  Further, these increases were partially offset by lower net sales of certain industrial products within our specialty products lines.

As a result of the aforementioned lower net sales of certain industrial products, the Flight Support Group experienced a 1% organic revenue decline in the fiscal year ended October 31, 2015.  Excluding the impact of the decline of net industrial sales, the Flight Support Group experienced organic growth of approximately 3% in both the fourth quarter and fiscal year ended October 31, 2015.  As previously noted, the lower industrial products net sales is principally attributed to the completion of a customer's multi-year orders in late fiscal 2014.

The Flight Support Group's operating income increased 28% to a record $42.3 million in the fourth quarter of fiscal 2015, up from $33.2 million in the fourth quarter of fiscal 2014.  The increase principally reflects a more favorable product mix within our aftermarket replacement parts and repair and overhaul services product lines and the previously mentioned net sales growth.

The Flight Support Group's operating income increased 10% to a record $149.8 million in the fiscal year ended October 31, 2015, up from $136.5 million in the fiscal year ended October 31, 2014.  The increase principally reflects the previously mentioned net sales growth, a decrease in certain general and administrative expenses and an improved gross profit margin, partially offset by an increase in amortization expense of intangible assets recognized in connection with the fiscal 2015 acquired businesses.

The Flight Support Group's operating margin improved to 19.4% in the fourth quarter of fiscal 2015, up from 17.0% in the fourth quarter of fiscal 2014.  The increase principally reflects the previously mentioned more favorable product mix within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's operating margin improved to 18.5% in the fiscal year ended October 31, 2015, up from 17.9% in the fiscal year ended October 31, 2014.  The increase mainly reflects the decrease in certain general and administrative expenses and more favorable product mix, partially offset by the increase in amortization expense associated with fiscal 2015 acquired intangible assets.

With respect to fiscal 2016, we currently estimate growth in the Flight Support Group's full year net sales to approximate the aforementioned consolidated estimates and the full year Flight Support Group's operating margin to approximate that of the Fight Support Group's operating margin in fiscal 2015."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter and full fiscal year results stating, "The Electronic Technologies Group's fourth quarter and full fiscal year record net sales and operating income were driven mainly by the impact from a late fiscal 2015 acquisition and increased demand for the majority of our products, which resulted in 5% and 1% organic net sales growth in the fourth quarter and fiscal year ended October 31, 2015, respectively.

The Electronic Technologies Group's net sales increased 13% to a record $113.5 million in the fourth quarter of fiscal 2015, up from $100.1 million in the fourth quarter of fiscal 2014.  The Electronic Technologies Group's net sales increased 3% to a record $391.0 million in the fiscal year ended October 31, 2015, up from $379.4 million in the fiscal year ended October 31, 2014.

The Electronic Technologies Group's operating income increased 24% to a record $32.8 million in the fourth quarter of fiscal 2015, up from $26.4 million in the fourth quarter of fiscal 2014.  The Electronic Technologies Group's operating income increased 11% to a record $98.8 million in the fiscal year ended October 31, 2015, up from $88.9 million in the fiscal year ended October 31, 2014.  The increase in both the fourth quarter and fiscal year ended October 31, 2015 principally reflects a more favorable product mix for certain defense products, net sales growth and the impact of impairment losses recorded in the prior year related to certain intangible assets which also contributed to lower amortization expense of intangible assets in the current year, partially offset by the impact of a prior year reduction in the estimated fair value of accrued contingent consideration.

The Electronic Technologies Group's operating margin improved to 28.9% in the fourth quarter of fiscal 2015, up from 26.4% in the fourth quarter of fiscal 2014.  The Electronic Technologies Group's operating margin improved to 25.3% in the fiscal year ended October 31, 2015, up from 23.4% in the fiscal year ended October 31, 2014.  The increase in both the fourth quarter and fiscal year ended October 31, 2015, resulted mainly from the more favorable product mix, impact of prior year impairment losses and lower amortization expense of intangible assets, partially offset by a prior year reduction in the estimated fair value of accrued contingent consideration.

With respect to fiscal 2016, we currently estimate growth in the Electronic Technologies Group's full year net sales to approximate the aforementioned consolidated estimates and the full year Electronic Technologies Group's operating margin to approximate 23.5%, which is consistent with the Electronic Technologies Group's operating margins experienced during the three fiscal years ended October 31, 2014."

(NOTE: HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 40.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.9 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, December 16, 2015 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 88804186.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 88804186.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2015	2014
Net sales	$328,672	$292,223
Cost of sales	201,876	189,277
Selling, general and administrative expenses	57,844	49,227
Operating income	68,952	53,719
Interest expense	(1,280)	(1,275)
Other (expense) income	(441)	34
Income before income taxes and noncontrolling interests	67,231	52,478
Income tax expense	23,200	16,400
Net income from consolidated operations	44,031	36,078
Less: Net income attributable to noncontrolling interests	5,781	3,973
Net income attributable to HEICO	$38,250	$32,105	(a)

Net income per share attributable to HEICO shareholders:
Basic	$.57	$.48	(a)
Diluted	$.56	$.48	(a)

Weighted average number of common shares outstanding:
Basic	66,840	66,527
Diluted	67,875	67,532

	Three Months Ended October 31,
	2015	2014
Operating segment information:
Net sales:
Flight Support Group	$218,269	$194,763
Electronic Technologies Group	113,543	100,106
Intersegment sales	(3,140)	(2,646)
	$328,672	$292,223

Operating income:
Flight Support Group	$42,300	$33,157
Electronic Technologies Group	32,837	26,419
Other, primarily corporate	(6,185)	(5,857)
	$68,952	$53,719

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2015		2014
Net sales	$1,188,648		$1,132,311
Cost of sales	754,469		733,999
Selling, general and administrative expenses	204,523		194,924
Operating income	229,656		203,388
Interest expense	(4,626)		(5,441)
Other (expense) income	(66)		625
Income before income taxes and noncontrolling interests	224,964		198,572
Income tax expense	71,400		59,800
Net income from consolidated operations	153,564		138,772
Less: Net income attributable to noncontrolling interests	20,200		17,479
Net income attributable to HEICO	$133,364	(b)	$121,293	(c)

Net income per share attributable to HEICO shareholders:
Basic	$2.00	(b)	$1.82	(c)
Diluted	$1.97	(b)	$1.80	(c)

Weighted average number of common shares outstanding:
Basic	66,740		66,463
Diluted	67,811		67,453

	Fiscal Year Ended October 31,
	2015		2014
Operating segment information:
Net sales:
Flight Support Group	$809,700		$762,801
Electronic Technologies Group	390,982		379,404
Intersegment sales	(12,034)		(9,894)
	$1,188,648		$1,132,311

Operating income:
Flight Support Group	$149,798		$136,480
Electronic Technologies Group	98,833		88,914
Other, primarily corporate	(18,975)		(22,006)
	$229,656		$203,388

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)   During the fourth quarter of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2012 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets at the acquired business resulting in an increase in net income attributable to HEICO of approximately $1.7 million, or $.03 per basic and diluted share.

(b)   During the first quarter of fiscal 2015, the Company recognized an income tax credit for qualified research and development ("R&D") activities for the last ten months of fiscal 2014 upon the retroactive extension of the United States federal R&D tax credit in December 2014 to cover calendar year 2014.  The tax credit, net of expenses, increased net income attributable to HEICO by $1.8 million, or $.03 per basic and diluted share.

(c)   During fiscal 2014, the Company recorded reductions in accrued contingent consideration related to a fiscal 2013 and a fiscal 2012 acquisition, that was partially offset by impairment losses related to the write-down of certain intangible assets at both businesses and lower than expected operating income at the fiscal 2013 acquired business resulting in an increase in net income attributable to HEICO of approximately $10.2 million, or $.15 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2015	October 31, 2014
Cash and cash equivalents	$33,603	$20,229
Accounts receivable, net	181,593	149,669
Inventories, net	243,517	218,042
Prepaid expenses and other current assets	44,899	43,353
Total current assets	503,612	431,293
Property, plant and equipment, net	105,670	93,865
Goodwill	766,639	686,271
Intangible assets, net	272,593	200,810
Other assets	87,873	76,975
Total assets	$1,736,387	$1,489,214

Current maturities of long-term debt	$357	$418
Other current liabilities	168,030	151,802
Total current liabilities	168,387	152,220
Long-term debt, net of current maturities	367,241	328,691
Deferred income taxes	110,588	111,429
Other long-term liabilities	105,618	82,289
Total liabilities	751,834	674,629
Redeemable noncontrolling interests	91,282	39,966
Shareholders' equity	893,271	774,619
Total liabilities and equity	$1,736,387	$1,489,214

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)	Fiscal Year Ended October 31,
	2015	2014
Operating Activities:
Net income from consolidated operations	$153,564	$138,772
Depreciation and amortization	47,907	47,757
Impairment of intangible assets	—	15,000
Share-based compensation expense	6,048	6,426
Employer contributions to HEICO Savings and Investment Plan	6,125	6,302
Deferred income tax benefit	(7,080)	(16,745)
Tax benefit from stock option exercises	1,402	93
Excess tax benefit from stock option exercises	(1,402)	(93)
Increase (decrease) in accrued contingent consideration, net	293	(28,126)
Foreign currency transaction adjustments, net	(3,704)	—
(Increase) decrease in accounts receivable	(22,572)	6,999
(Increase) decrease in inventories	(10,187)	126
Increase in current liabilities	2,659	883
Other	(190)	13,295
Net cash provided by operating activities	172,863	190,689

Investing Activities:
Acquisitions, net of cash acquired	(166,784)	(8,737)
Capital expenditures	(18,249)	(16,410)
Other	(973)	(40)
Net cash used in investing activities	(186,006)	(25,187)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	41,696	(47,000)
Distributions to noncontrolling interests	(9,699)	(79,212)
Cash dividends paid	(9,343)	(31,215)
Acquisitions of noncontrolling interests	—	(1,243)
Redemptions of common stock related to share-based compensation	(5)	(273)
Proceeds from stock option exercises	3,673	708
Excess tax benefit from stock option exercises	1,402	93
Revolving credit facility issuance costs	—	(767)
Other	(388)	(1,206)
Net cash provided by (used in) financing activities	27,336	(160,115)

Effect of exchange rate changes on cash	(819)	(657)

Net increase in cash and cash equivalents	13,374	4,730
Cash and cash equivalents at beginning of year	20,229	15,499
Cash and cash equivalents at end of year	$33,603	$20,229
CONTACT: Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570